Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Meredith Payette
312-517-6460	312-517-6216
ir@gogoair.com	pr@gogoair.com

Gogo Announces First Quarter 2017 Financial Results

•	Record quarterly revenue of $165 million, up 17% from prior year

•	Airbus selected Gogo to be a lead supplier for its High Bandwidth Capacity program

•	Virgin Australia win brings total 2Ku awarded aircraft to more than 1,600

•	2Ku was installed on more than 170 aircraft across 8 airlines on 5 continents as of April 30, 2017

Chicago, Ill., May 4, 2017 – Gogo (NASDAQ: GOGO), the leading global provider of broadband connectivity products and services for aviation, today announced its financial results for the quarter ended March 31, 2017.

First Quarter 2017 Consolidated Financial Results

•	Revenue increased to $165.4 million, up 17% from Q1 2016. Service revenue increased to $146.5 million, up 23% from Q1 2016, driven by a 9% increase in commercial aircraft online to 2,995, an 18% increase in ATG business aircraft online to 4,341, and increased customer usage across all segments.

•	Net loss increased to $41.4 million, a 72% increase from Q1 2016, and Adjusted EBITDA(1) decreased to $10.7 million, down 26% from Q1 2016. Both net loss and Adjusted EBITDA in Q1 2017 included $9.4 million of expense related to the development of Gogo’s next generation ATG solution.

•	Capital expenditures increased to $71.6 million from $37.4 million in Q1 2016 and Cash CapEx(1) increased to $58.7 million from $24.2 million in Q1 2016, primarily due to increased airborne equipment purchases for 2Ku installations.

“We achieved another important milestone when Airbus selected our industry-leading 2Ku technology for its High Bandwidth Capacity program,” said Michael Small, Gogo’s President and CEO. “We remain focused on hitting our 2Ku installation targets and driving 2Ku system performance above the 15 Mbps we are already delivering to each connected passenger around the globe. We reaffirm all of our 2017 and long-term guidance and remain on track to becoming free cash flow positive in 2019.”

First Quarter 2017 Business Segment Financial Results

Commercial Aviation – North America (CA-NA)

•	Total revenue increased to $98.8 million, up 14% from Q1 2016, driven primarily by an increase in aircraft online equivalents and average monthly service revenue per aircraft, or ARPA.

•	Aircraft online increased to 2,714, up 214 aircraft from March 31, 2016, and included 106 2Ku and more than 1,700 ATG-4 equipped aircraft. As of March 31, 2017, CA-NA had approximately 800 aircraft awarded for installation or conversion to 2Ku, 60 of which are net new aircraft.

•	ARPA was $11,793, up 6% from Q1 2016.

•	Segment profit decreased to $11.2 million, down 19% from Q1 2016, including $9.4 million of expense related to the development of Gogo’s next generation ATG solution. Segment profit as a percentage of segment revenue was 11% in Q1 2017, down from 16% in Q1 2016, but was 21% excluding the next generation ATG solution development spend.

Business Aviation (BA)

•	Service revenue increased to $40.0 million, up 30% from Q1 2016, driven primarily by an 18% increase in ATG systems online and a 12% increase in average monthly service revenue per ATG unit online.

•	Equipment revenue decreased to $16.3 million, down $3.1 million from Q1 2016, consistent with general market conditions.

•	Total segment revenue increased to $56.3 million, up 12% from Q1 2016.

•	Segment profit increased to $26.1 million, up 29% from Q1 2016. Segment profit as a percentage of segment revenue was 46% in Q1 2017, up from 40% in Q1 2016, driven primarily by an increased mix of higher margin service revenue and lower engineering, design and development expenses.

Commercial Aviation – Rest of World (CA-ROW)

•	Total revenue increased to $10.3 million, up 123% from Q1 2016, driven primarily by higher ARPA and an increase in aircraft equivalents.

•	ARPA increased to $16,808, up 45% from Q1 2016, driven primarily by increased airline-paid passenger usage.

•	Aircraft online increased to 281, up 44 aircraft from Q1 2016. CA-ROW had approximately 650 net new 2Ku awarded but not yet installed aircraft as of March 31, 2017.

•	Segment loss increased to $26.6 million from $19.7 million in Q1 2016, primarily due to increased launch costs for new airline partners and higher 2Ku engineering, design and development expenses.

Recent Developments

•	Airbus selected Gogo to be a lead supplier for its High Bandwidth Capacity program. This designation officially enables factory installation of Gogo’s 2Ku technology on Airbus A320 Family, A330, and A380 aircraft.

•	Gogo achieved an industry-leading speed of 100 Mbps, using its 2Ku antenna, next generation modem and a high-throughput (HTS) satellite on its test aircraft.

•	Virgin Australia selected Gogo’s 2Ku for in-flight connectivity on its domestic and international fleets, which include Boeing 737-800 and 777 aircraft and Airbus A330 aircraft.

•	Gogo partnered with SES to secure additional capacity over North America, Canada and the northern Pacific Ocean, leveraging the on-demand flexibility the Ku ecosystem offers.

•	2Ku was installed on more than 170 aircraft and more than 1,430 2Ku aircraft were awarded but not yet installed as of April 30, 2017.

Business Outlook

For the full year ending December 31, 2017, Gogo’s guidance remains unchanged. The Company expects:

•	Total revenue of $670 million to $695 million, growth of 12% to 17% from 2016

•	CA-NA revenue of $405 million to $425 million

•	BA revenue of $220 million to $230 million

•	CA-ROW revenue of $40 million to $50 million

•	Adjusted EBITDA[1] of $60 million to $75 million, including $50 million of expenses for the launch of new international airlines and the development of our next generation ATG technology.

•	2Ku installations of 450 to 550 aircraft, including approximately 150 aircraft in CA-ROW.

•	Capital expenditures of $290 million to $330 million and Cash CapEx of $230 million to $260 million.

Gogo reaffirms the long-term guidance previously provided in its fourth quarter 2016 earnings press release.

(1)	See Non-GAAP Financial Measures below

Conference Call

The first quarter conference call will be held on May 4th, 2017 at 8:30 a.m. ET. A live webcast of the conference call, as well as a replay, will be available online on the Investor Relations section of the company’s website at http://ir.gogoair.com. Participants can also access the call by dialing (844) 464-3940 (within the United States and Canada) or (765) 507-2646 (international dialers) and entering conference ID number 8262982.

Non-GAAP Financial Measures

We report certain non-GAAP financial measurements, including Adjusted EBITDA and Cash CapEx in the supplemental tables below. Management uses Adjusted EBITDA and Cash CapEx for business planning purposes, including managing our business against internally projected results of operations and measuring our performance and liquidity. These supplemental performance measures also provide another basis for comparing period to period results by excluding potential differences caused by non-operational and unusual or non-recurring items. These supplemental performance measurements may vary from and may not be comparable to similarly titled measures by other companies. Adjusted EBITDA and Cash CapEx are not recognized measurements under accounting principles generally accepted in the United States, or GAAP, and when analyzing our performance with Adjusted EBITDA or liquidity with Cash CapEx, as applicable, investors should (i) evaluate each adjustment in our reconciliation to net loss attributable to common stock, and the explanatory footnotes regarding those adjustments, (ii) use Adjusted EBITDA in addition to, and not as an alternative to, net loss attributable to common stock as a measure of operating results, and (iii) use Cash CapEx in addition to, and not as an alternative to, consolidated capital expenditures when evaluating our liquidity. No reconciliation of the forecasted range for Adjusted EBITDA for fiscal 2017 is included in this release because we are unable to quantify certain amounts that would be required to be included in the corresponding GAAP measure without unreasonable efforts and we believe such reconciliation would imply a degree of precision that would be confusing or misleading to investors. In particular, we are not able to provide a reconciliation for the forecasted range of Adjusted EBITDA due to variability in the timing of aircraft installations and deinstallations impacting depreciation expense and amortization of deferred airborne leasing proceeds.

Cautionary Note Regarding Forward-Looking Statements

Certain disclosures in this press release and related comments by our management include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding our business outlook, industry, business strategy, plans, goals and expectations concerning our market position, international expansion, future technologies, future operations, margins, profitability, future efficiencies, capital expenditures, liquidity and capital resources and other financial and operating information. When used in this discussion, the words “anticipate,” “assume,” “believe,” “budget,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “future” and the negative of these or similar terms and phrases are intended to identify forward-looking statements in this press release.

Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Although we believe the expectations reflected in the forward-looking statements are reasonable, we can give you no assurance these expectations will prove to have been correct. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. Actual events, results and outcomes may differ materially from our expectations due to a variety of known and unknown risks, uncertainties and other factors. Although it is not possible to identify all of these risks and factors, they include, among others, the following: the loss of, or failure to realize benefits from, agreements with our airline partners or any failure to renew any existing agreements upon expiration or termination; the failure to maintain airline satisfaction with our equipment or our service; any inability to timely and efficiently deploy our 2Ku service or develop and deploy our next-generation ATG solution or other components of our technology roadmap for any reason, including regulatory delays or failures, or delays on the part of any of our suppliers, some of whom are single source, or the failure by our airline partners to roll out equipment upgrades, new services or adopt new technologies in order to support increased network capacity demands; the timing of deinstallation of our equipment from aircraft, including deinstallations resulting from aircraft retirements and other deinstallations permitted by certain airline contract provisions; the loss of relationships with original equipment manufacturers or dealers; our ability to develop or purchase ATG and satellite network capacity sufficient to accommodate current and expected growth in passenger demand in North America and internationally as we expand; our reliance on third-party suppliers, some of whom are single source, for satellite capacity and other services and the equipment we use to provide services to commercial airlines and their passengers and business aviation customers; unfavorable economic conditions in the airline industry and/or the economy as a whole; our ability to expand our international or domestic operations, including our ability to grow our business with current and potential future airline partners; an inability to compete effectively with other current or future providers of in-flight connectivity services and other products and services that we offer, including on the basis of price, service performance and line-fit availability; our ability to successfully develop and monetize new products and services such as Gogo Vision and Gogo TV, including those that were recently released, are currently being offered on a limited or trial basis, or are in various stages of development; our ability to certify and install our equipment and deliver our products and services, including newly developed products and services, on schedules consistent with our contractual commitments to customers; the failure of our equipment or material defects or errors in our software resulting in recalls or substantial warranty claims; a revocation of, or reduction in, our right to use licensed spectrum, the availability of other air-to-ground spectrum to a competitor or the repurposing by a competitor of other spectrum for air-to-ground use; our use of open source software and licenses; the effects of service interruptions or delays, technology failures and equipment failures or malfunctions arising from defects or errors in our software or defects in or damage to our equipment; the limited operating history of our CA-ROW segment; our ability to transition from the retail model to the airline directed model in CA and changes in contracts with our airline partners may arise in connection with such transition; increases in our projected capital expenditures due to, among other things, unexpected costs incurred in connection with the roll-out of our technology roadmap or our international expansion; compliance with U.S. and foreign government regulations and standards, including those related to regulation of the Internet, including e-commerce or online video distribution changes, and the installation and operation of satellite equipment and our ability to obtain and maintain all necessary regulatory approvals to install and operate our equipment in the United States and foreign jurisdictions; our, or our technology suppliers’, inability to effectively innovate; costs associated with defending pending or future intellectual property infringement and other litigation or claims; our ability to protect our intellectual property; breaches of the security of our information technology network, resulting in unauthorized access to our customers’ credit card information or other personal information; any negative outcome or effects of future litigation; our substantial in indebtedness; limitations and restrictions in the agreements governing our indebtedness and our ability to service our indebtedness; our ability to obtain additional financing on acceptable terms or at all; fluctuations in our operating results; our ability to attract and retain customers and to capitalize on revenue from our platform; the demand for and market acceptance of our products and services; changes or developments in the regulations that apply to us, our business and our industry, including changes or developments affecting the ability of passengers or airlines to use our in-flight connectivity services, including the recent U.S. and U.K. bans on the use of certain personal devices such as laptops and tablets on certain aircraft flying certain routes; a future act or threat of terrorism, cyber-security attack or other events that could result in adverse regulatory changes or developments as referenced above, or otherwise adversely affect our business and industry; our ability to attract and retain qualified employees, including key personnel; the effectiveness of our marketing and advertising and our ability to maintain and enhance our brands; our ability to manage our growth in a cost-effective manner and integrate and manage acquisitions; compliance with anti-corruption laws and regulations in the jurisdictions in which we operate, including the Foreign Corrupt Practices Act and the (U.K.) Bribery Act 2010; restrictions on the ability of U.S. companies to do business in foreign countries, including, among others, restrictions imposed by the U.S. Office of Foreign Assets Control; difficulties in collecting accounts receivable.

Additional information concerning these and other factors can be found under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the Securities and Exchange Commission on February 27, 2017 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2017 filed with the Securities and Exchange Commission on May 4, 2017.

Any one of these factors or a combination of these factors could materially affect our financial condition or future results of operations and could influence whether any forward-looking statements contained in this report ultimately prove to be accurate. Our forward-looking statements are not guarantees of future performance, and you should not place undue reliance on them. All forward-looking statements speak only as of the date made and we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Gogo

With more than two decades of experience, Gogo is the leader in in-flight connectivity and wireless entertainment services for commercial and business aircraft around the world. Gogo connects aircraft, providing its aviation partners with the world’s most powerful network and platform to help optimize their operations. Gogo’s superior technologies, best-in-class service, and global reach help planes fly smarter, our aviation partners perform better, and their passengers travel happier.

Today, Gogo has partnerships with 17 commercial airlines and is now installed on more than 3,000 commercial aircraft. More than 7,000 business aircraft are also flying with its solutions, including the world’s largest fractional ownership fleets. Gogo is also a factory option at every major business aircraft manufacturer. Gogo has more than 1,100 employees and is headquartered in Chicago, IL, with additional facilities in Broomfield, CO, and various locations overseas. Connect with us at www.gogoair.com and business.gogoair.com.

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	For the Three Months Ended March 31,
	2017	2016
Revenue:
Service revenue	$146,495	$118,720
Equipment revenue	18,911	23,026

Total revenue	165,406	141,746

Operating expenses:
Cost of service revenue (exclusive of items shown below)	64,813	54,854
Cost of equipment revenue (exclusive of items shown below)	11,648	13,748
Engineering, design and development	36,264	21,648
Sales and marketing	14,395	14,742
General and administrative	22,549	20,989
Depreciation and amortization	30,435	24,357

Total operating expenses	180,104	150,338

Operating loss	(14,698)	(8,592)

Other (income) expense:
Interest income	(545)	(46)
Interest expense	26,943	16,296
Adjustment of deferred financing costs	—	(869)
Other (income) expense	38	(174)

Total other expense	26,436	15,207

Loss before income taxes	(41,134)	(23,799)
Income tax provision	233	307

Net loss	$(41,367)	$(24,106)

Net loss attributable to common stock per share—basic and diluted	$(0.52)	$(0.31)

Weighted average number of shares—basic and diluted	79,139	78,738

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	March 31, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$105,929	$117,302
Short-term investments	333,275	338,477

Total cash, cash equivalents and short-term investments	439,204	455,779
Accounts receivable, net of allowances of $538 and $499, respectively	76,665	73,743
Inventories	51,235	50,266
Prepaid expenses and other current assets	17,152	24,942

Total current assets	584,256	604,730

Non-current assets:
Property and equipment, net	542,438	519,810
Intangible assets, net	87,192	85,175
Goodwill	620	620
Long-term restricted cash	7,273	7,773
Other non-current assets	48,291	28,088

Total non-current assets	685,814	641,466

Total assets	$1,270,070	$1,246,196

Liabilities and Stockholders’ deficit
Current liabilities:
Accounts payable	$37,890	$31,689
Accrued liabilities	110,880	132,055
Accrued airline revenue share	14,606	15,521
Deferred revenue	36,052	32,722
Deferred airborne lease incentives	33,136	36,277
Current portion of long-term debt and capital leases	2,961	2,799

Total current liabilities	235,525	251,063

Non-current liabilities:
Long-term debt	875,199	800,715
Deferred airborne lease incentives	114,115	135,879
Deferred tax liabilities	8,581	8,264
Other non-current liabilities	113,299	90,668

Total non-current liabilities	1,111,194	1,035,526

Total liabilities	1,346,719	1,286,589

Commitments and contingencies	—	—

Stockholders’ deficit
Common stock	9	9
Additional paid-in-capital	884,020	879,135
Accumulated other comprehensive loss	(1,937)	(2,163)
Accumulated deficit	(958,741)	(917,374)

Total stockholders’ deficit	(76,649)	(40,393)

Total liabilities and stockholders’ deficit	$1,270,070	$1,246,196

Gogo Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	For the Three Months Ended March 31,
	2017	2016
Operating activities:
Net loss	$(41,367)	$(24,106)
Adjustments to reconcile net loss to cash used in operating activities:
Depreciation and amortization	30,435	24,357
Loss on asset disposals/abandonments	2,165	277
Deferred income taxes	317	210
Stock-based compensation expense	4,330	4,198
Amortization of deferred financing costs	896	1,168
Accretion and amortization of debt discount and premium	4,508	4,196
Changes in operating assets and liabilities:
Accounts receivable	(2,872)	(1,491)
Inventories	(969)	(1,033)
Prepaid expenses and other current assets	8,296	(9,826)
Accounts payable	1,094	(18)
Accrued liabilities	(4,697)	(6,333)
Deferred airborne lease incentives	3,559	7,606
Deferred revenue	2,586	5,222
Deferred rent	(370)	517
Accrued airline revenue share	(918)	181
Accrued interest	(20,867)	(3,397)
Other non-current assets and liabilities	(173)	(4,136)

Net cash used in operating activities	(14,047)	(2,408)

Investing activities:
Proceeds from the sale of property and equipment	—	1
Purchases of property and equipment	(63,655)	(31,015)
Acquisition of intangible assets—capitalized software	(7,953)	(6,411)
Purchases of short-term investments	(109,439)	—
Redemptions of short-term investments	114,641	19,985
Increase in restricted cash	—	(14)

Net cash used in investing activities	(66,406)	(17,454)

Financing activities:
Proceeds from the issuance of senior secured notes	70,200	—
Payment of issuance costs	(1,120)	—
Payments on capital leases	(697)	(585)
Payments on amended and restated credit agreement	—	(13,846)
Stock-based compensation activity	555	296

Net cash provided by (used in) financing activities	68,938	(14,135)

Effect of exchange rate changes on cash	142	(180)

Decrease in cash and cash equivalents	(11,373)	(34,177)
Cash and cash equivalents at beginning of period	117,302	147,342

Cash and cash equivalents at end of period	$105,929	$113,165

Gogo Inc. and Subsidiaries

Supplemental Information – Key Operating Metrics

Commercial Aviation North America

	For the Three Months Ended March 31,
	2017	2016
Aircraft online (at period end)	2,714	2,500
Aircraft equivalents (average during the period)	2,772	2,512
Average monthly service revenue per aircraft equivalent (ARPA)	$11,793	$11,137
Gross passenger opportunity (GPO) (in thousands)	95,608	90,003
Total average revenue per session (ARPS)	$11.17	$13.05
Connectivity take rate	8.3%	6.5%

Commercial Aviation Rest of World

	For the Three Months Ended March 31,
	2017	2016
Aircraft online (at period end)	281	237
Aircraft equivalents (average during the period)	207	175
ARPA	$16,808	$11,611

•	Aircraft online. We define aircraft online as the total number of commercial aircraft on which our equipment is installed and service has been made commercially available as of the last day of each period presented. We assign aircraft to CA-NA or CA-ROW at the time of contract signing as follows: (i) all aircraft operated by North American airlines and under contract for ATG or ATG-4 service are assigned to CA-NA, (ii) all aircraft operated by North American airlines and under a contract for satellite service are assigned to CA-NA or CA-ROW based on whether the routes flown by such aircraft under the contract are anticipated to be predominantly within or outside of North America at the time the contract is signed, and (iii) all aircraft operated by non-North American airlines and under a contract are assigned to CA-ROW.

•	Aircraft equivalents. We define aircraft equivalents for a segment as the total number of commercial aircraft online (as defined above) multiplied by the percentage of flights flown by such aircraft within the scope of that segment, rounded to the nearest whole aircraft and expressed as an average of the month end figures for each month in the period. This methodology takes into account the fact that during a particular period certain aircraft may fly routes outside the scope of the segment to which they are assigned for purposes of the calculation of aircraft online.

•	Average monthly service revenue per aircraft equivalent (“ARPA”). We define ARPA for a segment as the aggregate service revenue plus monthly service fees, some of which are reported as a reduction to cost of service revenue for that segment for the period divided by the number of months in the period, and further divided by the number of aircraft equivalents (as defined above) for that segment during the period.

•	Gross passenger opportunity (“GPO”). We define GPO as the aggregate number of passengers who board commercial aircraft on which Gogo service has been available at any time during the period presented. When actual passenger counts are available directly from our airline partners, we aggregate such counts across flights on Gogo-equipped aircraft. When not available directly from our airline partners, we estimate GPO. Estimated GPO is calculated by first estimating the number of flights occurring on each Gogo-equipped aircraft, then multiplying by the number of seats on that aircraft, and finally multiplying by a seat factor that is determined from historical information provided to us in arrears by our airline partners. The estimated number of flights is derived from real-time flight information provided to our front-end systems by Air Radio Inc. (ARINC), direct airline feeds and supplementary third-party data sources. These aircraft-level estimates are then aggregated with any available airline-provided passenger counts to obtain total GPO.

•	Total average revenue per session (“ARPS”). We define ARPS as revenue from Passenger Connectivity, excluding non-session related revenue, divided by the total number of sessions during the period. A session, or a “use” of Passenger Connectivity, is defined as the use by a unique passenger of Passenger Connectivity on a flight segment. Multiple logins or purchases under the same user name during one flight segment count as only one session.

•	Connectivity take rate. We define connectivity take rate as the number of sessions during the period expressed as a percentage of GPO. Included in our connectivity take-rate calculation are sessions for which we did not receive revenue, including those provided pursuant to free promotional campaigns and, to a lesser extent, as a result of complimentary passes distributed by our customer service representatives for unforeseen technical issues. For the periods listed above, the number of sessions for which we did not receive revenue was not material.

	For the Three Months Ended March 31,
	2017	2016
Aircraft online (at period end)
Satellite	5,508	5,494
ATG	4,341	3,681
Average monthly service revenue per aircraft online
Satellite	$224	$214
ATG	2,797	2,497
Units Sold
Satellite	88	133
ATG	189	202
Average equipment revenue per unit sold (in thousands)
Satellite	$47	$43
ATG	56	57

•	Satellite aircraft online. We define satellite aircraft online as the total number of business aircraft for which we provide satellite services as of the last day of each period presented.

•	ATG aircraft online. We define ATG aircraft online as the total number of business aircraft for which we provide ATG services as of the last day of each period presented.

•	Average monthly service revenue per satellite aircraft online. We define average monthly service revenue per satellite aircraft online as the aggregate satellite service revenue for the period divided by the number of months in the period, divided by the number of satellite aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Average monthly service revenue per ATG aircraft online. We define average monthly service revenue per ATG aircraft online as the aggregate ATG service revenue for the period divided by the number of months in the period, divided by the number of ATG aircraft online during the period (expressed as an average of the month end figures for each month in such period).

•	Units sold. We define units sold as the number of satellite or ATG units for which we recognized revenue during the period. The total number of ATG units shipped was 192 and 207, respectively, for the three month periods ended March 31, 2017 and 2016. Due to the commencement of a new sales program and resulting orders, we deferred the recognition of 3 and 5 ATG units, respectively, shipped during the three month periods ended March 31, 2017 and 2016, as not all revenue recognition criteria were met.

•	Average equipment revenue per satellite unit sold. We define average equipment revenue per satellite unit sold as the aggregate equipment revenue earned from all satellite units sold during the period, divided by the number of satellite units sold.

•	Average equipment revenue per ATG unit sold. We define average equipment revenue per ATG unit sold as the aggregate equipment revenue from all ATG units sold during the period, divided by the number of ATG units sold.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Revenue and Segment Profit (Loss)(1)

(in thousands, Unaudited)

	For the Three Months Ended March 31, 2017
	CA-NA	CA-ROW	BA
Service revenue	$97,145	$9,368	$39,982
Equipment revenue	1,671	918	16,322

Total revenue	$98,816	$10,286	$56,304

Segment profit (loss)	$11,159	$(26,555)	$26,115

	For the Three Months Ended March 31, 2016
	CA-NA	CA-ROW	BA
Service revenue	$83,409	$4,602	$30,709
Equipment revenue	3,638	3	19,385

Total revenue	$87,047	$4,605	$50,094

Segment profit (loss)	$13,816	$(19,720)	$20,223

(1)	Segment profit (loss) is defined as net income (loss) attributable to common stock before interest expense, interest income, income taxes, depreciation and amortization, certain non-cash charges (including amortization of deferred airborne lease incentives and stock compensation expense) and other income (expense).

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Service Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended March 31,
	2017	2016
CA-NA	$36,747	$36,574
BA	9,509	8,419
CA-ROW	18,557	9,861

Total	$64,813	$54,854

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Supplemental Information – Segment Cost of Equipment Revenue(1)

(in thousands, Unaudited)

	For the Three Months Ended March 31,
	2017	2016
CA-NA	$1,367	$3,947
BA	9,637	9,801
CA-ROW	644	—

Total	$11,648	$13,748

(1)	Excludes depreciation and amortization expense.

Gogo Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(in thousands, except per share amounts)

(unaudited)

	For the Three Months Ended March 31,
	2017	2016
Adjusted EBITDA:
Net loss attributable to common stock (GAAP)	$(41,367)	$(24,106)
Interest expense	26,943	16,296
Interest income	(545)	(46)
Income tax provision	233	307
Depreciation and amortization	30,435	24,357

EBITDA	15,699	16,808
Stock-based compensation expense	4,330	4,198
Amortization of deferred airborne lease incentives	(9,348)	(5,644)
Adjustment of deferred financing costs	—	(869)

Adjusted EBITDA	$10,681	$14,493

Cash CAPEX:
Consolidated capital expenditures (GAAP) (1)	$(71,608)	$(37,426)
Change in deferred airborne lease incentives (2)	3,616	7,661
Amortization of deferred airborne lease incentives (2)	9,309	5,586

Cash CAPEX	$(58,683)	$(24,179)

	For the Year Ending December 31, 2017
	Low	High
Cash CapEx Guidance:
Consolidated capital expenditures (GAAP)	$(290,000)	$(330,000)
Deferred airborne lease incentives	60,000	70,000

Cash CapEx	$(230,000)	$(260,000)

(1)	See unaudited condensed consolidated statements of cash flows.
(2)	Excludes deferred airborne lease incentives and related amortization associated with STCs for the three month periods ended March 31, 2017 and 2016 as STC costs are expensed as incurred as part of Engineering, Design and Development.

Definition of Non-GAAP Measures

EBITDA represents net income (loss) attributable to common stock before income taxes, interest income, interest expense, depreciation expense and amortization of other intangible assets.

Adjusted EBITDA represents EBITDA adjusted for (i) stock-based compensation expense, (ii) amortization of deferred airborne lease incentives and (iii) adjustment of deferred financing costs. Our management believes that the use of Adjusted EBITDA eliminates items that, management believes, have less bearing on our operating performance, thereby highlighting trends in our core business which may not otherwise be apparent. It also provides an assessment of controllable expenses, which are indicators management uses to determine whether current spending decisions need to be adjusted in order to meet financial goals and achieve optimal financial performance.

We believe the exclusion of stock-based compensation expense from Adjusted EBITDA is appropriate given the significant variation in expense that can result from using the Black-Scholes model to determine the fair value of such compensation. The fair value of our stock options is determined using the Black-Scholes model and varies based on fluctuations in the assumptions used in this model, including inputs that are not necessarily directly related to the performance of our business, such as the expected volatility, the risk-free interest rate and the expected life of the options. Therefore, we believe the exclusion of this cost provides a clearer view of the operating performance of our business. Further, stock option grants made at a certain price and point in time do not necessarily reflect how our business is performing at any particular time. While we believe that investors should have information about any dilutive effect of outstanding options and the cost of that compensation, we also believe that stockholders should have the ability to consider our performance using a non-GAAP financial measure that excludes these costs and that management uses to evaluate our business.

We believe the exclusion of the amortization of deferred airborne lease incentives from Adjusted EBITDA is useful as it allows an investor to view operating performance across time periods in a manner consistent with how management measures segment profit and loss (see Note 14, “Business Segments and Major Customers,” for a description of segment profit (loss) in our unaudited condensed consolidated financial statements). Management evaluates segment profit and loss in this manner, excluding the amortization of deferred airborne lease incentives, because such presentation reflects operating decisions and activities from the current period, without regard to the prior period decision or the form of connectivity agreements. See “—Key Components of Consolidated Statements of Operations—Cost of Service Revenue—Commercial Aviation North America and Rest of World” in our 2016 10-K for a discussion of the accounting treatment of deferred airborne lease incentives.

We believe it is useful to an understanding of our operating performance to exclude deferred financing costs from Adjusted EBITDA because of the non-recurring nature of these charges.

We also present Adjusted EBITDA as a supplemental performance measure because we believe that this measure provides investors, securities analysts and other users of our financial statements with important supplemental information with which to evaluate our performance and to enable them to assess our performance on the same basis as management.

Cash CAPEX represents capital expenditures net of airborne equipment proceeds received from the airlines and incentives paid to us by landlords under certain facilities leases. We believe Cash CAPEX provides a more representative indication of our liquidity requirements with respect to capital expenditures, as under certain agreements with our airline partners we are reimbursed for all or a substantial portion of the cost of our airborne equipment, thereby reducing our cash capital requirements.